Exhibit 4.1

AMENDMENT TO

RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as of July 8, 2013 (“Amendment”) amends that certain Rights Agreement (“Agreement”) dated as of May 19, 2008 by and between Forbes Energy Services Ltd., a Texas corporation (“Company”), and CIBC Mellon Trust Company, a company existing under the laws of Canada (“Rights Agent”).

WHEREAS, Section 27 of the Agreements provides that the Company may amend the Agreement as the Company deems necessary or desirable, without action of the holders of the rights, if the rights are then redeemable;

WHEREAS, the rights are currently redeemable and the Company desires to amend the Agreement in order to increase the triggering threshold;

NOW THEREFORE, in consideration of the premises set forth above, the parties hereby agree as follows:

1.	All references in the Agreement and the exhibits attached thereto to “15%” shall be replaced by “20%.”

2.	Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Rights Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date of this Amendment, unless the context otherwise requires, the Agreement as amended by this Amendment.

3.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

4.	This Amendment may be executed in one or more counterparts, and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective upon its execution by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to the Agreement effective as of the date first above written.

COMPANY: FORBES ENERGY SERVICES LTD.

By:	/s/ L. Melvin Cooper
L. Melvin Cooper, Chief Financial Officer

RIGHTS AGENT: CIBC MELLON TRUST COMPANY

By:	/s/ Donald Santini
Donald Santini, Manager

By:	/s/ Donald Santini
Mike McLeod, Regional Vice President West